UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-22877

                              @ Entertainment, Inc.
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             (Exact name of registrant as specified in its charter)

       One Commercial Plaza, Hartford, CT 06103, Telephone: (860) 549-1674
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, par value $0.01 per
                                     share.
                             CUSIP Number: 045920105
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            (Title of each class of securities covered by this Form)

                 14-1/2% Series B Senior Discount Notes due 2008
                                      and
                 14-1/2% Series B Senior Discount Notes due 2009
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       |X|                   Rule 12h-3(b)(1)(i)    |X|
Rule 12g-4(a)(1)(ii)      |_|                   Rule 12h-3(b)(1)(ii)   |_|
Rule 12g-4(a)(2)(i)       |_|                   Rule 12h-3(b)(2)(i)    |_|
Rule 12g-4(a)(2)(ii)      |_|                   Rule 12h-3(b)(2)(ii)   |_|
                                                Rule 15d-6             |_|

          Approximate number of holders of record as of the certification or notice date:

CUSIP Numbers:              045920105 (Common Stock)                     1 (One)

          Pursuant to the requirements of the Securities and Exchange Act of 1934 @ Entertainment, Inc.<F1> has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 23, 1999            By: /s/ Pzemyslaw Szmyt
                                     -------------------------------------------
                                     Name:    Pzemyslaw Szmyt
                                     Title:   Senior Vice President for Business
                                                Development and General Counsel
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<F1>  The surviving  corporation of the merger of Bison  Acquisition  Corp. with and into @ Entertainment, Inc. pursuant to the Certificate of Ownership and Merger dated August 6, 1999 and filed with the Secretary of State of Delaware on August 6, 1999.